SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to sec. 240.14a-12.

Salomon Brothers Municipal Partners Fund Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SALOMON BROTHERS MUNICIPAL PARTNERS FUND INC.

125 Broad Street, 10th Floor

New York, New York 10004

October 5, 2005

Dear Shareholder:

As a shareholder of Salomon Brothers Municipal Partners Fund Inc. (the “Fund”), it is important that you vote on a new management agreement between your Fund and your Fund’s current investment adviser, Salomon Brothers Asset Management Inc (“SBAM”). Your Fund’s Board of Directors, including all the Independent Directors, recommends that you vote FOR approval of the new management agreement on the enclosed WHITE proxy card.

Your vote FOR approval of the new management agreement is especially important because of the actions of Karpus Management Inc. d/b/a Karpus Investment Management (“Karpus”). Karpus may be communicating with you in a self-serving attempt to convince you to vote against the new management agreement. In considering Karpus’ statements, please keep in mind the following important information.

KARPUS IS LOOKING OUT ONLY FOR ITS OWN SHORT-TERM INTERESTS

Karpus does not tell you that voting against the new management agreement may create significant uncertainty for the Fund and its investors. Citigroup Inc., the parent company of SBAM, has entered into an agreement to sell its asset management business, which includes SBAM, to Legg Mason, Inc. Upon the closing of this transaction, your Fund’s current management agreement with SBAM will automatically terminate as a matter of law. If a new management agreement with SBAM is not approved by shareholders of the Fund, there will likely be a protracted period of significant uncertainty for the Fund. The absence of suitable advisory arrangements, even for a short period of time, could disrupt the Fund’s ability to pursue its investment objectives. Your Fund’s Directors, including all of the Independent Directors, have approved the new management agreement and recommend you vote FOR the new management agreement to assure continuity of management of your Fund.

In pursuing its own short-term interests, Karpus ignores the benefits that may be realized by the Fund’s shareholders as a result of SBAM joining the Legg Mason family. Upon completion of the Legg Mason transaction, SBAM will be able to continue managing the Fund as part of an organization with an excellent reputation, which is focused solely on asset management. Being part of a pure play asset manager is attractive because the sole focus is on investment management excellence. Management fees will remain the same, and you will continue to receive the same high level of service. Your Board of Directors has confidence in SBAM and Legg Mason and has determined that the proposed new management agreement between your Fund and SBAM is in the best interest of the Fund and all of its shareholders. Again, Karpus’ pursuit of its own short-term interests disregards the impact of its efforts on the Fund’s other shareholders.

We believe that Karpus’ short-term interests are directly opposed to your interests as a shareholder. Karpus wants your Fund to take drastic action for the stated intention of reducing the discount to net asset value at which its shares trade. In fact, Karpus has advocated that the Fund conduct a one-time partial tender offer for up to 25% of its outstanding shares at net asset value. But Karpus does not tell you that any one-time windfall that could result from a tender offer would be at the expense of shareholders who purchased shares with the intention of earning income and growing their investment in accordance with your Fund’s investment objectives.

The Fund’s Directors, including all of the Independent Directors, believe that conducting a tender offer as advocated by Karpus would result in negative consequences for the Fund’s continuing shareholders. Specifically, conducting a substantial one-time tender offer would have the following consequences:

•	Your Fund would be forced to sell a substantial portion of its portfolio securities in a relatively short period, potentially at “fire sale” prices, which would reduce the value of your Fund’s portfolio in a way that disproportionately harms continuing shareholders.

•	Your Fund may incur high tax burdens that would be borne by continuing shareholders.

•	A tender offer would decrease the size of your Fund’s portfolio going forward, which would result in higher expenses for continuing shareholders.

In addition, although a one-time tender offer would provide a windfall for shareholders such as Karpus, contrary to what Karpus may want you believe, studies have shown that conducting a one-time tender offer would not result in any long-term reduction of the discount.

Remember: Your Fund’s Board of Directors has a fiduciary duty to act in the interests of all, not just some, of your Fund’s shareholders. Karpus has no such responsibility.

The Fund’s primary investment objective is to achieve a high level of current income that is exempt from regular federal income taxes, consistent with the preservation of capital. Its secondary investment objective is to enhance portfolio value by purchasing tax exempt securities that may appreciate in value relative to other similar obligations in the marketplace. Contrary to what Karpus states, the facts show that SBAM has enabled your Fund to pursue its investment objectives successfully. Over the one-year, three-year, five-year and ten-year periods ended August 31, 2005, the Fund has outperformed its benchmark, the Lehman Brothers Municipal Bond Index, on both a net asset value basis and a market value basis.1

Whether or not you plan to attend the meeting, and regardless of the number of shares you own, your Board urges you to vote FOR the new management agreement on the enclosed WHITE proxy card. If you hold your shares in a brokerage account, your broker can vote your shares ONLY if you give instructions to do so. To instruct your broker, simply sign and date the enclosed WHITE proxy card and return it in the enclosed postage-paid envelope or follow the instructions for phone or internet voting on the enclosed proxy card. Your Board strongly urges you to discard and not sign any green proxy card that may be sent to you by Karpus.

We thank you for your continued trust and support. If you need any assistance, or have any questions regarding the Fund’s proposal or how to vote your shares, please call our proxy solicitor, Georgeson Shareholder Communications Inc., at 1-888-293-6728.

Sincerely,

R. Jay Gerken

Chairman

PLEASE SIGN, DATE AND RETURN YOUR WHITE PROXY CARD AND DO NOT RETURN ANY GREEN PROXY CARD. ONLY YOUR LATEST DATED, SIGNED PROXY CARD WILL BE COUNTED, AND ANY GREEN PROXY CARD YOU SIGN FOR ANY REASON COULD INVALIDATE PREVIOUS WHITE PROXY CARDS SENT BY YOU TO SUPPORT THE FUND.

YOUR VOTE IS IMPORTANT. PLEASE ACT TODAY. IF YOU HAVE QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL:

17 State Street, 10th Floor

New York, NY 10004

(888) 293-6728 (Toll Free)

Banks and Brokerage Firms please call:

(212) 440-9800

[1]	Sources: Lipper Analytical Services; Lehman Brothers. Past performance may not be indicative of future performance.